Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-205047

Occidental Petroleum Corporation

Final Term Sheet

November 2, 2016

$750,000,000 3.000% Senior Notes due 2027

$750,000,000 4.100% Senior Notes due 2047

Issuer:	Occidental Petroleum Corporation

Trade Date:	November 2, 2016

Settlement Date:	November 7, 2016 (T+3)

3.000% Senior Notes due 2027

Principal Amount:	$750,000,000

Maturity Date:	February 15, 2027

Interest Payment Dates:	Semi-annually in arrears on February 15 and August 15, commencing August 15, 2017

Record Dates:	February 1 and August 1

Coupon:	3.000% per year, accruing from November 7, 2016

Benchmark Treasury:	1.500% due August 15, 2026

Benchmark Treasury Yield:	1.797%

Spread to Benchmark Treasury:	+125 basis points

Yield to Maturity:	3.047%

Initial Price to Public:	99.579% of the principal amount

Optional Redemption:	In whole at any time or in part from time to time, in each case prior to November 15, 2026 (3 months prior to maturity), at the greater of (i) 100% of the principal amount of notes to be redeemed and (ii) the sum of the present values of remaining scheduled payments of principal and interest through November 15, 2026 (excluding interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year comprised of twelve 30-day months) at the Treasury Rate (as defined in the preliminary prospectus supplement referred to below) plus 20 basis points, in each case plus accrued and unpaid interest to the redemption date. On and after November 15, 2026, in whole at any time or in part from time to time, at 100% of the principal amount, plus accrued and unpaid interest to the redemption date.

CUSIP / ISIN:	674599 CM5 / US674599CM50

4.100% Senior Notes due 2047

Principal Amount:	$750,000,000

Maturity Date:	February 15, 2047

Interest Payment Dates:	Semi-annually in arrears on February 15 and August 15, commencing August 15, 2017

Record Dates:	February 1 and August 1

Coupon:	4.100% per year, accruing from November 7, 2016

Benchmark Treasury:	2.500% due May 15, 2046

Benchmark Treasury Yield:	2.562%

Spread to Benchmark Treasury:	+155 basis points

Yield to Maturity:	4.112%

Initial Price to Public:	99.776% of the principal amount

Optional Redemption:	In whole at any time or in part from time to time, in each case prior to August 15, 2046 (6 months prior to maturity), at the greater of (i) 100% of the principal amount of notes to be redeemed and (ii) the sum of the present values of remaining scheduled payments of principal and interest through August 15, 2046 (excluding interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year comprised of twelve 30-day months) at the Treasury Rate (as defined in the preliminary prospectus supplement referred to below) plus 25 basis points, in each case plus accrued and unpaid interest to the redemption date. On and after August 15, 2046, in whole at any time or in part from time to time, at 100% of the principal amount, plus accrued and unpaid interest to the redemption date.

CUSIP / ISIN:	674599 CL7 / US674599CL77

Joint Book-Running Managers:

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                      Incorporated

Wells Fargo Securities, LLC

Barclays Capital Inc.

SG Americas Securities, LLC

Mizuho Securities USA Inc.

BBVA Securities Inc.

Co-Managers:

HSBC Securities (USA) Inc.

MUFG Securities Americas Inc.

SMBC Nikko Securities America, Inc.

U.S. Bancorp Investments, Inc.

Scotia Capital (USA) Inc.

BNY Mellon Capital Markets, LLC

Standard Chartered Bank

CIBC World Markets Corp.

PNC Capital Markets LLC

Lebenthal & Co., LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

This final term sheet supplements, and should be read in conjunction with, Occidental Petroleum Corporation’s preliminary prospectus supplement dated November 2, 2016 and accompanying prospectus dated June 18, 2015 and the documents incorporated by reference therein.